Exhibit 99.6

JOINDER TO STOCKHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders’ Agreement dated as of May 10, 2017 (the “Stockholders’ Agreement”) by and among Syneos Health, Inc. (f/k/a INC Research Holdings, Inc.), Thomas H. Lee Equity Fund VI, L.P. and the other signatories that are party thereto as the same may be amended from time to time.  Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Stockholders’ Agreement as of the date hereof and shall have all of the rights and obligations of a Stockholder as if it had executed the Stockholders’ Agreement.  The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:
June 24, 2019

THL Fund VI (2019) Coinvestment Partners, L.P.
By: Thomas H. Lee Partners, L.P., its sole member
By: Thomas H. Lee Advisors, LLC, its general partner
By: THL Holdco, LLC, its managing member

	By:	/s/ Charles P. Holden
	Name:	Charles P. Holden
	Title:	Managing Director

Address for Notices:

THL Fund VI (2019) Coinvestment Partners, L.P.
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, Massachusetts 02110
Attention: General Counsel
Fax: 617-227-3514
E‑mail: SWolkon@THL.com

With copies to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Attention: William E. Mone, Esq.
Facsimile: (617) 951-7050
E‑mail: william.mone@ropesgray.com